UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 30, 2015

Landmark Apartment Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-52612	20-3975609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3505 E. Frontage Road, Suite 150 Tampa, Florida	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 281-2907

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Refinance of Five Property Portfolio

On April 30, 2015, Landmark Apartment Trust, Inc. (the “Company”), through wholly-owned subsidiaries of Landmark Apartment Trust Holdings, LP, its operating partnership, obtained five separate mortgage loans from CBRE Capital Markets, which will in turn be assigned to Fannie Mae and serviced by CBRE Capital Markets. Each of the five loans is secured by one of the Company’s existing multifamily residential properties, and each of the loans are cross-collateralized and cross-defaulted with the other four loans. The new mortgage loans each have a 10-year term maturing on May 1, 2025, and each accrue interest at a floating rate equal to 1-month LIBOR plus 1.72%. The Company has purchased interest rate caps for each loan. The aggregate balance of the new loans is approximately $112.4 million. The Company intends to use the net proceeds from the new loans to repay in full the $82.6 million outstanding balance on the five existing loans and to pay approximately $3.5 million in other property related obligations. The Company expects to use the remainder of the net proceeds to redeem a portion of the Company’s outstanding Series D Preferred Stock and Series E Preferred Stock.

Prior to the refinancing, the interest rates for the existing loans ranged from 2.56% to 5.72% and the maturity dates ranged from April 1, 2015 to December 1, 2052. During the negotiations to refinance the existing loans, certain lenders provided accommodations relating to the loans that matured prior to the refinancing.

Below is additional information regarding the new individual mortgage loans:

•	Andros Isles - $37,350,000 loan secured by a mortgage on the multifamily residential property known as Andros Isles Apartments located in Daytona Beach, Florida. Interest only is payable for the first two years, and thereafter principal and interest payments are required.

•	Arboleda - $24,947,000 loan secured by a mortgage on the multifamily residential property known as Arboleda Apartments located in Cedar Park, Texas. Interest only is payable for the first two years, and thereafter principal and interest payments are required.

•	Grayson Park - $22,933,000 loan secured by a mortgage on the multifamily residential property known as Landmark at Grayson Park Apartments located in Tampa, Florida. Interest only is payable for the first two years, and thereafter principal and interest payments are required.

•	Residences at Braemar - $11,350,000 loan secured by a mortgage on the multifamily residential property known as the Residences at Braemar located in Charlotte, North Carolina. Principal and interest payments are required from the commencement of this loan.

•	Stanford Reserve - $15,862,000 loan secured by a mortgage on the multifamily residential property known as Stanford Reserve Apartments located in Charlotte, North Carolina. Interest only is payable for the first two years, and thereafter principal and interest payments are required.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 6, 2015	Landmark Apartment Trust, Inc.

	By:	/s/ Anthony E. Szydlowski
	Name:	Anthony E. Szydlowski
	Title:	EVP, General Counsel & Secretary